Exhibit 10.1

Description of the Oral Agreement

Effective Date: April 8, 2013

Parties:  Jilin Ganzhi Ginseng Products Co., Ltd (“Jilin Ganzhi”) and Meihekou City Rural Credit Union (“Meihekou Credit Union”);

Whereas, on August 30,  2012, Meihekou Credit Union granted a loan of 8 million RMB (approximately USD $ 1,264,842 ) to Jilin Ganzhi to be used to pay off the previous 8 million RMB bank loan and to generate a new 8 million RMB bank loan;

Whereas, the repayment of the principal of the new 8 M RMB loan was by installments according to the following repayment plan: principal payment of RMB1M (approximately USD $159,096) on September 20, 2012, RMB 1M (approximately USD $159,096) on August 29, 2013, RMB 1M (approximately USD $159,096) on December 20, 2013 and RMB 5M (approximately USD $795,481) on August 29, 2014;

Whereas, as the effective date of this oral agreement, Jilin Ganzhi has not paid off the RMB 1M which was due on September 20, 2012.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Oral Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Jilin Ganzhi and Meihekou Credit Union hereby orally agree to extend the due date of the note payable of RMB 1M of the new 8 M RMB bank loan to December 20, 2013.

Recorded:	Jilin Ganzhi

Signature:	/s/ Yuxiang Zhang
Name:	Yuxiang Zhang
Title:	Manager